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                                  EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


              The Board of Directors of Church & Dwight Co., Inc.:

We consent to the incorporation by reference in this Registration Statement of Church & Dwight Co., Inc. 1994 Incentive Stock Option Plan on Form S-8 of our reports dated January 25, 1995, appearing in and incorporated by reference in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 1994 (such report appearing in the Annual Report on Form 10-K expresses an unqualified opinion and includes an explanatory paragraph relating to changes in methods of accounting for postretirement benefits, postemployment benefits and income taxes effective January 1, 1993) and to the reference to us under the heading Experts in the Prospectus, which is part of this Registration Statement.



                             Deloitte & Touche LLP


Parsippany, New Jersey
June 9, 1995